EXHIBIT 22

                              LIST OF SUBSIDIARIES
                                       OF
                                 FIBERCORE, INC.


Infoglass Incorporated ( Delaware )

Fibercore Glasfaser Jena GmbH ( Germany )

Automated Light Technologies ( Delaware )

Fibercore Mideast Ltd.  ( Cayman Islands )